Exhibit (a)(2)(ii)

February 14, 2005

Special Committee of the
Board of Directors
Tickets.com Inc.
555 Anton Boulevard, 11th Floor
Costa Mesa, CA 92626

Members of the Special Committee of the Board of Directors:

We understand that Tickets.com, Inc (“Tickets” or the “Company”), MLB Advanced Media, L.P., (“MLBAM”) and MLBAM Acquisition Corp, a wholly-owned subsidiary of MLBAM (“Purchaser”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated February 14, 2005, (the “Merger Agreement”) which provides, among other things, for the Purchaser to make a cash tender offer to acquire all of the issued and outstanding shares of Tickets’ Common Stock (the “Tender Offer”) for $1.10 per share (the “Tender Offer Price”). Upon completion of the Tender Offer, and subject to the satisfaction or waiver of the conditions precedent set forth in Article VI of the Merger Agreement, Purchaser will be merged with and into Tickets (the “Merger”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. The Tender Offer and the Merger defined above are collectively defined as the “Transaction.” Capitalized terms not defined herein shall bear the meanings ascribed to such terms in he Merger Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Tender Offer Price is fair from a financial point of view to current holders of Tickets’ Common Stock, other than General Atlantic Partners and its Affiliates, and any other holders of preferred stock of the Company and their Affiliates.

For purposes of the opinion set forth herein, we have:

(i)	reviewed the Merger Agreement, the Company Disclosure Schedules attached thereto, the Offer to Purchase, and certain other related documents;

(ii)	reviewed certain audited financial statements for fiscal year 2003 (which are the only recent audited financial statements available for Tickets and were unpublished as of the rendering of this opinion), including the report of the Company’s Independent Registered Accounting Firm, and other un-audited business and financial information of Tickets, including but not limited to unaudited monthly Income Statements for fiscal year 2004, the unaudited Balance Sheet as of December 2004 and unaudited quarterly results for fiscal year 2002, prepared and provided to us by management of Tickets

(iii)	reviewed a draft of the Form 8-K under which management plans to file the audited financial statements for fiscal year 2003;

(iv)	reviewed certain financial projections relating to Tickets prepared and provided to us by management of Tickets;

(v)	discussed the past and current operations and financial condition and the prospects of Tickets with senior executives of Tickets, including but not limited to the effect on the future revenue and profitability of Tickets should the Transaction not occur;

(vi)	reviewed and discussed with the senior management of Tickets certain alternatives to the Transaction, including but not limited to the ability for Tickets to raise capital absent the Transaction;

(vii)	reviewed and discussed with Tickets’ management its view of the strategic rationale for the Transaction as well as certain strategic, financial and operational benefits anticipated from the Transaction;

(viii)	reviewed the recent reported closing prices and trading activity for Tickets common stock; provided however that Tickets common stock is currently de-listed from the NASDAQ Stock Market and trades by appointment on the Pink Sheets. As a result, there is limited volume in the Tickets common stock and quoted closing prices may be artificially deflated or inflated and are not a true reflection of the market value of the stock.

(ix)	compared the financial performance of Tickets and the prices and trading activity of Tickets common stock with that of certain other publicly-traded companies and their securities that we believe to be generally comparable to Tickets;

(x)	reviewed the financial terms, to the extent publicly available, of certain transactions that we believe to be generally comparable or relevant;

(xi)	participated in discussions and negotiations among representatives of Tickets and MLBAM; and

(xii)	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections relating to Tickets and prepared and provided to us by the management of Tickets, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Tickets’ management of the future financial conditions, results of operations and business prospects of Tickets and that they provide a reasonable basis upon which we can form our opinion. Furthermore, we have assumed that the unaudited financial results have been prepared accurately and consistent with the Company’s audited financial results. We have not made any independent investigation of any legal, accounting or tax matters affecting Tickets, and we have assumed the correctness of all legal, accounting and tax advice given to Tickets and its Board of Directors or any committee thereof, including the Special Committee of the Board of Directors. We have not conducted a physical inspection of the properties and facilities of Tickets, nor have we made or obtained any independent evaluation or appraisal of such properties and facilities or Tickets’ assets or liabilities. Specifically, we have not made or obtained an independent evaluation or appraisal of Ticket’s intellectual property or intellectual property rights. We have also taken into account our experience in transactions that we believe to be generally comparable or relevant, as well as our experience in securities valuation in general. Our opinion is necessarily based on financial, economic, market, political, regulatory and other conditions as they exist and are known to us and have been evaluated by us as of the date hereof and we have assumed that there have been no material changes to Tickets’ assets, financial conditions, results of operations and business prospects since the date of its last financial statements provided to us. We have also assumed that the Merger Agreement will not differ in any material respect from the February 14, 2005 draft furnished to us. In addition, we have further assumed, with your consent, that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement (without any further amendments thereto), without waiver by any party of any material rights thereunder, and that in all respects material to our analysis, the representations and warranties made by the parties thereto are true and correct. We assume no responsibility to update or revise our opinion based upon events or circumstances occurring or becoming known to us after the date hereof. We reserve, however, the right to withdraw, revise or modify our opinion based upon additional information which may be provided to or obtained by us, which suggests, in our judgment, a change in the assumptions (or the bases therefor) upon which our opinion is based.

We have acted as financial advisor to the Special Committee of the Board of Directors of Tickets in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction as well as a fee for rendering this opinion. In addition, Tickets has agreed to indemnify us for certain liabilities arising out of our engagement. In the future, Perseus Advisors, LLC may provide financial advisory and/or financing services for MLBAM. It is understood that this letter, and the opinion expressed herein, is for the information of the Special Committee of the Board of Directors of Tickets in its consideration of the Transaction, and it does not confer rights or remedies upon Tickets, MLBAM, or the stockholders of Tickets or

MLBAM. Further, it is understood that this letter, and the opinion expressed herein, should not be construed as creating any fiduciary duty on our part to any such party. This letter, and the opinion expressed herein, may not be used for any other purpose without our prior written consent except that this letter, and the opinion expressed herein, may be included in its entirety, if required, in any regulatory filing of a proxy or information statement made by Tickets in respect of the Transaction; provided that any description or reference to Perseus Advisors, LLC, this letter, or the opinion expressed herein, included in such statement shall be in form and substance reasonably acceptable to us.

This opinion only addresses the fairness from a financial point of view, as of the date hereof, of the Tender Offer Price to the current holders of Tickets Common Stock other than General Atlantic Partners and its Affiliates and any other holders of preferred stock of the Company and their Affiliates, and we do not express any views on any other term of the Transaction or the Merger Agreement. This opinion does not address Tickets’ underlying business decision to approve the Transaction, and it does not constitute a recommendation to Tickets, its Board of Directors or any committee thereof, including the Special Committee of the Board of Directors, its stockholders, or any other person as to any specific action that should be taken in connection with the Transaction, including without limitation as to how the stockholders of Tickets should act in connection with the Transaction. In addition, this opinion does not in any manner address the prices at which the shares of Tickets Common Stock will trade at any time.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein and such other factors as we deem relevant, it is our opinion that, as of the date hereof, the Tender Offer Price is fair from a financial point of view to current holders of Tickets Common Stock, other than General Atlantic Partners and its Affiliates, and any other holders of preferred stock of the Company and their Affiliates.

Very truly yours,

/s/ Perseus Advisors, LLC
By Perseus Advisors, LLC